UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2003

MEREDITH ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-31514 (Commission File Number)	95-4246740 (I.R.S. Employer Identification Number)

3000 Sand Hill Road Building 2, Suite 120 Menlo Park, California (Address of principal executive offices)	94025 (Zip Code)

(650) 233-7140

(Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

ITEM 5 – Other Events

In January 2003, a tenant in our Fresno, CA property, Wherehouse Entertainment, Inc. (“Wherehouse”) declared bankruptcy. Wherehouse leases approximately 6,000 square feet of the total 8,915 square feet in that property and has paid rent since February 1, 2003 through September 30, 2003 in accordance with the lease. On September 20, 2003, Wherehouse filed a Corrected Motion of Debtors and Debtors in Possession for Entry of an Order Pursuant to Bankruptcy Code Sections 105, 363 and 365 and Federal Rules of Bankruptcy Procedure 6004 and 6006 (A) Authorizing the Sale of Substantially All of the Assets of the Debtors, (B) Approving Procedures for the Assumption and Assignment of Unexpired Leases in Connection Therewith, (C) Extending the Time to Assume or Reject Unexpired Leases, (D) Approving Procedures the Rejection of Unexpired Leases and Authorizing the Debtors to Conduct Store Closing Sales at Certain Store Locations and (E) Granting Related Relief (the “Corrected Motion”) with the United States Bankruptcy Court for the District of Delaware.

The Corrected Motion outlines the sale of the assets of Wherehouse and lists Wherehouse stores which will be operated by a buyer pursuant to the assignment of the Wherehouse lease. Our Fresno property was not on the list of stores to be operated by the buyer. The Corrected Motion provides for procedures for Wherehouse to reject the leases of stores which will not be operated by the buyer, and rent will be paid until the lease is formally rejected. The Corrected Motion provides for a term of six months where the lease may be assigned to the buyer or rejected.

Assuming the Corrected Motion is accepted as proposed, we anticipate our lease with Wherehouse will be rejected within approximately six months.

ITEM 7 – Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Not Applicable

(b) Not Applicable

(c) Exhibits – none

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEREDITH ENTERPRISES, INC.
(Registrant)

Date: October 1, 2003	/s/ Charles P. Wingard
Charles P. Wingard
Chief Financial Officer